Exhibit 99.2

CONSENT OF RBC CAPITAL MARKETS, LLC

Bank Mutual Corporation

4949 West Brown Deer Road

Milwaukee, WI 53223

The Board of Directors:

We understand that Bank Mutual Corporation (the “Company”) has determined to include our opinion letter (“Opinion”), dated July 20, 2017 to the Board of Directors of the Company in Amendment No. 1 to the Registration Statement on Form S-4 of Associated Banc-Corp (the “Registration Statement”) solely because such Opinion is included in the Company’s Proxy Statement/Prospectus which forms a part of the Registration Statement to be delivered to the Company’s stockholders in connection with the proposed merger involving the Company and Associated Banc-Corp.

In connection therewith, we hereby consent to the inclusion of our Opinion as Annex B thereto, and references thereto under the headings “Summary—Opinion of Bank Mutual’s Financial Advisor”; and “The Merger—Opinion of Bank Mutual’s Financial Advisor” in the Proxy Statement/Prospectus which form a part of the Registration Statement.  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC Capital Markets, LLC

RBC CAPITAL MARKETS, LLC

September 13, 2017